UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2008

Tower Bancorp, Inc.

(Exact name of Registrant as specified in its charter)

Pennsylvania	0-12826	25-1445946
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Center Square, Greencastle, Pennsylvania		17225
(Address of principal executive offices)		(Zip Code)

(717) 597-2137

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.

On August 27, 2008, The First National Bank of Greencastle (the “Bank”), the Registrant’s wholly-owned subsidiary, entered into a Memorandum of Understanding (“MOU”) with the Comptroller of the Currency (“OCC”). Specifically, the MOU requires the Bank to develop, implement, and maintain (1) a loan review system to periodically review the Bank’s commercial and retail loan and lease portfolios, (2) a written program to improve the Bank’s loan portfolio management, (3) a written program for management reporting systems of the loan portfolio, and (4) policies and procedures to ensure that all critical and regulatory reports filed by the Bank accurately reflect the Bank’s condition and revise the internal audit program to include certain procedures.  In addition, the MOU requires the Bank to (1) review the adequacy of the Bank’s allowance for loan and lease losses and maintain an adequate allowance, (2) not renew or originate new, unsecured loans or extensions of credit without securing current and satisfactory credit and financial information on the borrower, (3) review and revise the Bank’s written loan policy to correct identified loan deficiencies, (4) take action to protect certain criticized assets and adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of current or future assets criticized, and (5) address certain matters relating to Bank Secrecy Act Customer Due Diligence and Liquidity Risk Management.  Each provision of the MOU is subject to OCC approval, non-objection and/or review.

The Board of Directors and management believe that the MOU will have no material impact on our operating results or financial condition and that the MOU will not constrain our business. The Bank and Registrant expect to remain “well capitalized” under all regulatory capital guidelines.  The Registrant does not expect the MOU to adversely impact dividends.  The Board of Directors and management believe it has already made substantial progress in satisfying the MOU. The Board of Directors and management are committed to addressing and resolving the issues presented in the MOU.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

TOWER BANCORP, INC.
(Registrant)

Dated: August 29, 2008
Jeff B. Shank
President and Chief Executive Officer